FOR IMMEDIATE RELEASE                Contacts:  Richard S. Kolodny
                                     Vice President,
GRAHAM-FIELD HEALTH PRODUCTS, INC.   General Counsel

400 RABRO DRIVE EAST                 Gary M. Jacobs
                                     Vice President, Finance
HAUPPAUGE, NEW YORK   11788          Chief Financial Officer

                                     (516) 582-5900

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.
                    TO ACQUIRE V.C. MEDICAL DISTRIBUTORS INC.
                    -----------------------------------------


HAUPPAUGE, NEW YORK, June 28, 1996--Graham-Field Health Products, Inc. (NYSE-

GFI), a manufacturer and supplier of healthcare products, announced that it has entered into a letter of intent to acquire V.C. Medical Distributors Inc., a wholesale distributor of medical products in Puerto Rico, for a purchase price of approximately $1.5 million, consisting of cash in the amount of $1,250,000 with the balance payable in shares of common stock of Graham-Field.  As additional consideration, Graham-Field will pay $500,000 to V.C. Medical

Distributors provided the business achieves certain earnings levels during the one year period following the closing.  V.C. Medical Distributors, a privately owned company, generates revenues of approximately $5 million annually.


The acquisition of V.C. Medical Distributors will be the first step in the nationwide roll-out of the GF Express program, and will become "GF Express,

Puerto Rico."  GF Express, Puerto Rico will provide "same-day" and "next-day"

service to home healthcare dealers of certain strategic home healthcare products, including, Temco patient aids, Everest & Jennings wheelchairs and homecare
beds, adult incontinence products, and nutritional supplements.  The principal of V.C. Medical, Vicente Guzman, Jr., will become President of GF Express,

Puerto Rico.  Through GF Express, Puerto Rico, the Company will increase its revenues and presence in Puerto Rico, as well as expand the line of products currently offered by V.C. Medical to its customer base consisting of approximately 200 customers.


The transaction, which is currently anticipated to be completed in July 1996, is subject to, among other things, due diligence, approval by the Board of

Directors of Graham-Field, the negotiation and execution of definitive documentation, the receipt of certain corporate and regulatory approvals, and the satisfaction of other customary terms and conditions.


In late March 1996, the Company introduced "GF Express," in the Metropolitan,

New York area, which offers its customers one of the most personalized service alternatives in the industry.  According to Irwin Selinger, Chairman of the

Board and Chief Executive Officer, "We are very pleased with the results of GF

Express and will continue to expand the GF Express program on a nationwide basis.  The acquisition of V.C. Medical will enable Graham-Field to establish a

GF Express in Puerto Rico under the leadership of Vicente Guzman, Jr., who has developed a significant customer base and prominent reputation in Puerto Rico.

The acquisition will provide Graham-Field with the opportunity to promote its proprietary product lines in this territory."


Graham-Field manufactures, markets and distributes more than 22,000 healthcare products for hospital, physician and home use to approximately 16,000 home healthcare, physician, hospital supply and pharmaceutical distributors,

retailers and wholesalers.

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